                                                                    EXHIBIT 4.25

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "AGREEMENT"), dated as of the 20th day of August, 1997 the ("EFFECTIVE DATE"), by and between ILOG, Inc., a California corporation (the "COMPANY") and the undersigned employee ("EMPLOYEE") of Company.

                                    AGREEMENT

         NOW, THEREFORE, IT IS HEREBY AGREED by and among the parties hereto as follows:


         1.       EMPLOYMENT BY COMPANY; DUTIES.

                  (a) Employment. Subject to the terms and conditions set forth herein, the Company hereby agrees to employ Employee in the position of Technology Fellow, having all the duties and responsibilities customarily associated with such positions, subject to modification from time to time by the Company, and Employee hereby accepts such employment by the Company. Employee's duties shall initially include the development, enhancement and provision of architectural guidance with respect to CPLEX products and technology. Employee shall initially report to an officer of the Company or of its parent entity to be mutually agreed upon by Employee and the Company. With respect to any modifications of Employee's position and/or duties during the term of Employee's employment hereunder, the Company shall give due consideration to Employee's skills and experience in determining the appropriate position and duties of Employee and shall not, without Employee's consent, modify Employee's position or duties in a manner inconsistent with Employee's status as a senior technical advisor of the Company; provided, however, that the foregoing shall in no way limit the ability of the Company to terminate Employee's employment at any time for any reason or for no reason. Such employment shall commence on the Effective Date and shall continue until terminated as provided in Paragraph 3 hereof. Employee shall not, without the prior written consent of Company, directly or indirectly, alone or as part of any group, association or organization, be actively engaged in or concerned with any other duties or pursuits which interfere with the performance of Employee's duties to Company or which may be contrary to the best interests of the Company; provided, however, that the foregoing shall not restrict Employee's right to continue fulfilling his teaching commitments to Rice University at current levels unless such commitments materially interfere with his duties to the Company. The Company acknowledges Employee's academic research activities and shall not unreasonably withhold its consent to Employee's continuation of such activities at reasonable levels, so long as such activities do not materially interfere with his duties to the Company.

                  (b) Company Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company now in effect or which may become effective in the future, including those relating to the protection of confidential information and trade secrets, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

         2.       COMPENSATION AND BENEFITS.

                  (a) Base Salary; Bonuses; Compensation for Part-Time Employment. As compensation for the services to be rendered by Employee during his Full-Time Employment hereunder, including all services rendered to entities affiliated with the Company, the Company agrees to pay Employee in accordance with the Company's regular payroll practices, direct salary compensation at the rate of $135,000 per year (as adjusted from time to time pursuant to the terms hereof, the "BASE SALARY"), commencing on the Effective Date. In addition, Employee shall be eligible to receive a performance bonus in a target amount which is commensurate with that of similarly situated employees, with the actual bonus to be determined based on the achievement of performance criteria to be determined by mutual agreement of the Company and Employee (as adjusted from time to time pursuant to the terms hereof, the "BONUS"). For purposes of this Agreement, "FULL-TIME EMPLOYMENT" shall mean all periods of time during which Employee is devoting all of Employee's working time, attention and energies to performing Employee's duties to the Company. In the event Employee desires to reduce the level of Employee's time, attention or energies devoted to the Company to below Full-Time Employment levels, Employee shall give the Company sixty day's written notice of such request and the Company shall not unreasonably deny such request. Such notice shall quantify Employee's desired level of time, attention and energies to be devoted to the Company and the effective date of such reduction (any such periods of time during which such reduction are in effect, "PART-TIME EMPLOYMENT"). Employee may, subject to the consent of the Company which consent shall not be unreasonably withheld, request to resume Full- Time Employment or further adjust the level of Employee's Part-Time Employment upon sixty day's notice. During any period of Part-Time Employment, Employee's Base Salary and Bonus shall be proportionately adjusted by the Company in good faith. Such good-faith adjustments by the Company shall be conclusive and binding on Employee.

                  (b) Employee Benefits. Employee shall be eligible to participate in the employee benefit plans and arrangements which are available or which become available, in the discretion of the Company's Board of Directors, to other employees of the Company, subject in each case to the generally applicable terms and conditions of the plan or arrangement in question and to the determination of any committee administering such plan or arrangement. The Company's presently available benefits are listed on Exhibit A hereto. Employee's benefits shall not be reduced during periods of Part-Time Employment, except that benefits that are based on levels of salary and bonus compensation, such as moneys paid during periods of paid vacation, shall be proportionately adjusted by the Company in good faith.

                  (c) Annual Compensation Review. Employee and the Company shall review Employee's Base Salary and Bonus structure annually and may make mutually agreeable adjustments at such times.

         3.       TERM AND TERMINATION.

                  (a) Term; Effect of Termination. Unless terminated by either party as provided below, this Agreement shall remain in full force and effect until the date three years after the Effective Date (such three year period, the "DEFAULT TERM") and may be extended for one annual term upon the mutual agreement of Employee and the Company (any such extension period, the "EXTENDED TERM"). Provisions of this Agreement that expressly relate to periods of time following the term of this Agreement or of Employee's employment shall survive any termination or expiration of this Agreement or of Employee's employment with the Company.

                  (b) Limitation of Liability upon Termination. If Employee's employment terminates (or is terminated) for any reason (or for no reason), Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement, or as may otherwise be available in accordance with the Company's established employee plans and policies at the time of termination. Subject to the terms and conditions hereof, Employee acknowledges that Employee's employment hereunder shall be on an at-will basis and that Company may terminate Employee's employment hereunder at any time with or without Cause.

                  (c) Termination for Cause; Definition of "Cause". Employee's employment with the Company may be terminated for Cause at any time by the Company, upon reasonable notice to Employee of the circumstances leading to such termination for Cause. For the purpose of this Agreement, "CAUSE" shall mean (i) the substantial and continuing failure to render services to the Company or its affiliated entities in accordance with Employee's assigned duties (other than as a result of Employee's Disability, as defined below, or other medically determinable serious physical impairment), as determined by the Board of Directors of the Company's parent entity, if such failure remains uncured for a period of 30 days following delivery of notice to Employee of such failure; (ii) the conviction of a felony; (iii) gross negligence, dishonesty, breach of fiduciary duty or material breach of the terms of any confidentiality, noncompetition or other agreement in favor of the Company or its affiliated entities; (iv) the commission of an act of fraud or embezzlement which results in loss, damage or injury to the Company or its affiliated entities, whether directly or indirectly; or (v) the commission of an act which constitutes unfair competition with the Company or its affiliated entities or which induces any customer of the Company or its affiliated entities to break a contract with the Company or its affiliated entities.

                  (d) Continuation of Option Vesting upon Certain Events. In connection with the commencement of Employee's employment with the Company, Employee has been or will be granted an option to purchase up to 400,000 shares of ILOG S.A. under its 1996 Stock Option Plan pursuant to an option agreement in substantially the form attached hereto as Exhibit B (the "OPTION"). Upon termination of Employee's employment for any reason, Employee shall have the right to exercise, within 90 days of such termination, the portion of Employee's Option that is thenexercisable pursuant to the terms and conditions of such option agreement and such option plan; provided, however, that, notwithstanding any term of such option agreement or such option plan to the contrary, if at any time prior to such time as the Option becomes fully vested and exercisable, either (X) the Company terminates Employee's employment with the Company without Employee's consent other than for Cause or (Y) Employee dies or becomes Disabled (as defined below) then, in each case, Employee's Option shall (i) continue to vest until fully vested and (ii) continue to be exercisable to the extent vested, in each case, as if Employee had remained alive, not Disabled and employed by the Company throughout the term of the Option.

                  (e) Continuation of Salary, Bonus and Benefits upon Termination without Cause. If the Company terminates Employee's employment with the Company during the Default Term without Employee's consent other than for Cause, then, during the remaining Default Term, the Company shall continue to pay Employee the annual Base Salary and target Bonus in effect immediately prior to such termination and shall continue to provide Employee with benefits substantially equivalent to those being provided immediately prior to such termination.

                  (f) Definitions of Disability and Disabled. For purposes of this Agreement, the terms "Disabled" and "Disability" shall refer to a state of Employee's "permanent and total disability" as such term is defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

         4. PROPRIETARY INFORMATION; NONINTERFERENCE. As a condition to the effectiveness of this Agreement, Employee shall execute the Proprietary Information and Invention Assignment Agreement attached hereto as Exhibit C.

         5.       MISCELLANEOUS.

                  (a) Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon the third day after deposit with the United States Post Office, by registered or certified mail, postage prepaid, return receipt requested, addressed to the Company or Employee at the addresses set forth on the signature page of this Agreement, or at such other address as such party may designate by ten (10) days advance written notice to the other party.

                  (b) Severability. Nothing in this Agreement shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any law, statute, ordinance, order or regulation, the latter shall prevail, but in such event any provision of this Agreement shall be curtailed and limited only to the extent necessary to bring it within applicable legal requirements. If any provision of this Agreement should be held invalid or unenforceable, the remaining provisions shall be unaffected by such a holding.


                  (c) Tax Matters. Employee has consulted Employee's own independent tax and legal advisors with respect to the transactions contemplated by this Agreement and is not relying in any respect on the Company or any officer, employee, or other agent or representative of the Company to provide any advice with respect to the federal, state, local or foreign tax consequences of the transactions contemplated hereby. Employee alone will bear Employee's tax consequences, if any, associated with the transactions contemplated hereby and will not seek any reimbursement in connection with any such tax consequences from the Company.

                  (d) Complete Agreement. This Agreement and the exhibits attached hereto contain the entire agreement and understanding between the parties relating to the subject matter hereof, and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, relating to the subject matter hereof.

                  (e) Successors and Assigns. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by way of reorganization, merger or consolidation and any assignee of all or substantially all of its business and assets, but except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or Employee.

                  (f) Amendments. Notwithstanding anything to the contrary contained in this Agreement, the parties to this Agreement may make any modification or amendment to this Agreement only by a mutual agreement in writing.

                  (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California as such laws are applied to contracts entered into and to be performed entirely within the State of California.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the day and year first above written.

                               ILOG, INC.

                               By:      /s/ Roger Friedberger
                                  ------------------------------------------


                               EMPLOYEE

                                   /s/ Robert Bixby
                               ---------------------------------------------
                               (Signature)

                               Robert Bixby
                               ---------------------------------------------
                               (Print Name)


                               ---------------------------------------------

                               ---------------------------------------------
                               (Print Address)


                               ---------------------------------------------
                               (Print Telephone Number)

                                    Exhibit A


While Employee remains employed with the Company, Employee shall be eligible for all benefits offered to Company employees generally, currently including Aetna Medical HMO/PPO coverage, dental and vision insurance plans, Accidental Death & Disability Insurance, Section 125 pre-tax medical and dependent care expense reimbursement plan, and 401(k) plan. In addition, Employee shall be entitled to paid vacation during each year of employment of the greater of (i) four weeks or
(ii) the then-current annual paid vacation allowed by the Company's standard benefit policy (currently three weeks).

                                    Exhibit B

ILOG S.A.

1996 STOCK OPTION GRANT AGREEMENT

PART I

NOTICE OF STOCK OPTION GRANT


Mr. Robert Bixby
   ----------------

                  You have been granted an Option to subscribe Shares of the Company, subject to the terms and conditions of the 1996 Stock Option Plan, as amended (the "Plan"), and this Option Agreement. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Option Agreement.

                  Grant Number:                               SO96/97/

                  Date of Grant:                              August 20, 1997

                  Vesting Commencement Date:                  August 20, 1997

                  Vesting period:                             Four years

                  Share Per Value:                            FF 4.00

                  Exercise Price per Share:                   FF 36.84

                  Total Number of Shares Granted:             400,000

                  Total Exercise Price:                       FF 14,736,000

                  Type of Option:                             Incentive Stock Option

                  Term/Expiration Date:                       Ten Years

VESTING SCHEDULE:

                  This Option may be exercised, in whole or in part, in accordance with the following schedule:

                  25% of the Shares subject to the Option shall vest twelve months after the Vesting Commencement Date, and 1/48 of the Shares subject to the Option shall vest each month thereafter.

                  Except as may be provided in that certain Employment Agreement by and between Optionee and ILOG, Inc. dated as of August 20, 1997 (the "Employment Agreement"), vesting shall continue only during Optionee's Continuous Status as a Beneficiary.

TERMINATION PERIOD:
                  Except as provided in the Employment Agreement, this Option may be exercised for ninety (90) days after termination of the Optionee's employment or term of office with the Company or an Affiliated Company as the case may be. Upon the Death or Disability of the Optionee, this Option may be exercised for such longer period as provided in the Plan or the Employment Agreement. Save as provided in the Plan, in no event shall this Option be exercised later than the Term/Expiration Date as provided above.

                  By his signature and the signature of the Company's representative below, the Optionee and the Company agree that this Option is granted under and, except to the extent inconsistent with the Employment Agreement, governed by the terms and conditions of the Plan and this Option Agreement. The Optionee has reviewed the Plan and this Option Agreement in their entirety, has had the opportunity to obtain advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Plan and Option Agreement. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Option Agreement which are not governed by the Employment Agreement. The Optionee further agrees to notify the Company upon any change in the residence address indicated below.

                  The Company and the Optionee recognize that the Plan has been prepared both in the French and the English language. The French version is the version that binds the parties, notwithstanding this, the English version represents an acceptable translation and, consequently, no official translation will be required for the interpretation of this agreement.

OPTIONEE:                               ILOG S.A.

-------------------------------------   By:_____________________________
Signature

Print Name                              Name: Roger Friedberger

-------------------------------------   Title:  Chief Financial Officer

Residence Address

-------------------------------------

                                   ILOG S. A.
                        1996 STOCK OPTION GRANT AGREEMENT
                                     PART II
                              TERMS AND CONDITIONS

         1. Grant of Option. The Plan Administrator of the Company hereby grants to the Optionee named in the Notice of Grant attached as Part I of this Agreement (the "Optionee"), an option (the "Option") to subscribe the number of Shares, as set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the "Exercise Price"), subject to the terms and conditions of the 1996 Stock Option Plan, as amended, which is incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan shall prevail.

         If designated in the Notice of Grant as an Incentive Stock Option, this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code. However, if this Option is intended to be an Incentive Stock Option, to the extent that it exceeds the $100,000 rule of Code Section 422(d) it shall be treated as a Non-statutory Stock Option.

         2.       Exercise of Option.

         (a) Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of the Plan and this Option Agreement. In the event of Optionee's death, disability or other termination of Optionee's employment or term of office, the exercisability of the Option is governed by the applicable provisions of the Plan and this Option Agreement.

         (b) Method of Exercise. This Option is exercisable by delivery of an exercise notice, in the form attached hereto (the "Exercise Notice"), comprising a share subscription form (bulletin de souscription) which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the "Exercised Shares"), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Company or its designated representative or by facsimile message to be immediately confirmed by certified mail to the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.

                  No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with all relevant provisions of law as set out under Section 14(a) of the Plan.

                  Upon the issuance of the Shares, the Optionee shall be entitled to receive such Shares in the form of American Depositary Shares by completing and signing the appropriate box of the Exercise Notice attached hereto.

         3. Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

                  (1)      wire transfer;

                  (2)      check;

                  (3) delivery of a properly executed notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price; or

                  (4) any combination of the foregoing methods of payment.

         4. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

         5. Terms of Option. Subject as provided in the Plan, this Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

         6. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan, this Option Agreement and the Employment Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee's interest except by means of a writing signed by the Company and Optionee. In the event of any conflict between the provisions of this Option Agreement and the provisions of the Employment Agreement, the Employment Agreement shall, to the extent of such conflict, control. This Option Agreement is governed by the laws of the Republic of France.

Any claim or dispute arising under the Plan or this Agreement shall be subject to the exclusive jurisdiction of the Tribunal de Grande Instance of Creteil.

                                CONSENT OF SPOUSE

  (TO BE SIGNED BY RESIDENT OF CALIFORNIA AND OTHER COMMUNITY PROPERTY STATES)

                  The undersigned spouse of Optionee has read and hereby approves the terms and conditions of the Plan and this Option Agreement. In consideration of the Company's granting his or her spouse the right to subscribe Shares as set forth in the Plan and this Option Agreement, the undersigned hereby agrees to be irrevocably bound by the terms and conditions of the Plan and this Option Agreement and further agrees that any community property interest shall be similarly bound. The undersigned hereby appoints the undersigned's spouse as attorney-in-fact for the undersigned with respect to any amendment or exercise of rights under the Plan or this Option Agreement.



                               ------------------------------------
                               Spouse of Optionee

                                    EXHIBIT A

                                    ILOG S.A.
           SOCIETE ANONYME HAVING A SHARE CAPITAL OF 24,798,780 FRANCS
                              REGISTERED OFFICE: []

                             1996 STOCK OPTION PLAN

                                 EXERCISE NOTICE

                            (SHARE SUBSCRIPTION FORM)


ILOG S.A.
[]

Date:

Attention:


         1. Exercise of Option. Effective as of today, _______, 199_, the undersigned hereby elects to subscribe ______ ( ) shares (the "Shares") of the Common Stock of ILOG S.A. (the "Company") under and pursuant to the Company's 1996 Stock Option Plan (the "Plan") adopted by the Board of Directors on May 30, 1996, as amended and the Stock Option Agreement dated ______, 199_, (the "Option Agreement"). The subscription price for the Shares shall be FF _____, as required by the Option Agreement.

         2. Delivery of Payment. Purchaser herewith delivers to the Company the full subscription price for the Shares.

         3. Representation of Optionee. The Optionee acknowledges that Optionee has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

         4. Rights as Shareholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company) of the Shares, the Optionee shall have, as an Optionee, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, except those the Optionee may have as a shareholder of the Company. No adjustment will be made for rights in respect of which the record date is prior to the issuance date for the Shares, except as provided in Section 11 of the Plan.

         5. Tax Consultation. The Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee's subscription or disposition of the Shares. Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in connection with the subscription or disposition of the Shares. The Optionee is not relying on the Company for any tax advice.

         6. Entire Agreement; Governing Law. The Plan and Option Agreement are incorporated herein by reference. Reference is made to that certain Employment Agreement by and between Optionee and ILOG, Inc. dated as of August __, 1997 (the "Employment Agreement"). This Exercise Notice, the Plan the Option Agreement and the Employment Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee's interest except by means of a writing signed by the Company and Purchaser. In the event of any conflict between the provisions of this Exercise Notice and the provisions of the Employment Agreement, the Employment Agreement shall, to the extent of such conflict, control. This Exercise Notice is governed by the laws of the Republic of France.

This Exercise Notice is delivered in two originals, one of which shall be returned to the Optionee.

Submitted by:                                        Accepted by:
OPTIONEE(*)                                          ILOG S.A.


-------------------------------------
Signature                                            by:


-------------------------------------                Its: CEO
Print Name

ADDRESS:                                              ADDRESS:


                                                     ILOG S.A.


---------------------------

(*) The signature of the Optionee must be preceded by the following manuscript mention "accepted for formal and irrevocable subscription of Shares."

                                    Exhibit C


                                   ILOG, INC.
                          CONFIDENTIAL INFORMATION AND
                         INVENTION ASSIGNMENT AGREEMENT

      As a condition of my employment with ILOG, INC., its subsidiaries, affiliates, successors or assigns (together the "COMPANY"), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following:

      1.   CONFIDENTIAL INFORMATION.

           (a) COMPANY INFORMATION. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Company, any Confidential Information of the Company. I understand that "CONFIDENTIAL INFORMATION" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

           (b) FORMER EMPLOYER INFORMATION. Except as provided in the Technology Access Letter, I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

           (c) THIRD PARTY INFORMATION. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party.

      2.   INVENTIONS.

           (a) INVENTIONS RETAINED AND LICENSED. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with CPLEX or the Company (collectively referred to as "PRIOR INVENTIONS"), which belong to me, which relate to the Company's proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

           (b) ASSIGNMENT OF INVENTIONS. Save with respect to Inventions (as defined herein) made by me in the course of research collaboration projects with third party co-workers outside the scope of my employment with the Company, which Inventions are inextricably interwoven with those of such third party co-workers, I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as "INVENTIONS"), except as provided in
Section 2(e) below. I further acknowledge that, except as provided in Section 2(e) below, all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are "works made for hire," as that term is defined in the United States Copyright Act. For purposes of this Section 2(b), I hereby undertake and agree that I will not knowingly or intentionally embark on any new research collaboration projects which would be outside of the scope of those undertaken by me as of the date hereof without prior consultation with the Company.

           (c) MAINTENANCE OF RECORDS. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

           (d) PATENT AND COPYRIGHT REGISTRATIONS. I agree to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United

States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

           (e) EXCEPTION TO ASSIGNMENTS. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit A1).

       3. CONFLICTING EMPLOYMENT. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company provided, however, that the Company recognizes and agrees to my continued academic association and activities with respect to Rice University.

       4. RETURNING COMPANY DOCUMENTS. Save as provided in the Technology Access Letter, I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of my employment, I agree to sign and deliver the "Termination Certification" attached hereto as Exhibit B.

       5. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

       6. REPRESENTATIONS. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

       7.  ARBITRATION AND EQUITABLE RELIEF.

           (a) ARBITRATION. Except as provided in Section 8(b) below, I agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Santa Clara County, California, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. The Company and I shall each pay one-half of the costs and expenses of such arbitration, and each of us shall separately pay our counsel fees and expenses.

           (b) EQUITABLE REMEDIES. I agree that it would be impossible or inadequate to measure and calculate the Company's damages from any breach of the covenants set forth in Sections 1, 2, and 4 herein. Accordingly, I agree that if I breach any of such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement.

       8.  GENERAL PROVISIONS.

           (a) GOVERNING LAW; CONSENT TO PERSONAL JURISDICTION. This Agreement will be governed by the laws of the State of California. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

           (b) ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

           (c) SEVERABILITY. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

           (d) SUCCESSORS AND ASSIGNS. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

Date:  August__, 1997


                      -----------------------------------
                                Signature
                                Employee


------------------------
Witness

                                   EXHIBIT A1


                       CALIFORNIA LABOR CODE SECTION 2870
                   EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS


      "(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

           (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

           (2) Result from any work performed by the employee for the employer.

      (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable."

                                    EXHIBIT B


                                   ILOG, INC.
                            TERMINATION CERTIFICATION


      This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to ILOG, Inc., its subsidiaries, affiliates, successors or assigns (together, the "COMPANY").

      I further certify that I have complied with all the terms of the Company's Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

      I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

      I further agree that for twelve (12) months from this date, I will not hire any employees of the Company and I will not solicit, induce, recruit or encourage any of the Company's employees to leave their employment.


Date:____________



                                      ----------------------------------
                                     (Employee's Signature)



                                      ----------------------------------
                                     (Type/Print Employee's Name)